Exhibit 10.23

MOZAIC GROUP LTD.

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

This Mozaic Group Ltd. Amended and Restated Shareholders’ Agreement dated June 30, 2004 (the “Agreement”) by and among Mozaic Group Ltd., a Missouri corporation (the “Company”), Southern Graphic Systems, Inc., a Kentucky corporation (“SGS”), those Persons listed on Schedule 1, attached hereto, and those other Persons who hereafter own or acquire shares of capital stock of the Company and become a party to this Agreement and only as expressly permitted in this Agreement, any Permitted Transferees of any of them (collectively, the “Minority Shareholders”), SGS and the Minority Shareholders are sometimes referred to individually as a “Shareholder” and collectively as the “Shareholders”. This Agreement amends and restates in full the Shareholders’ Agreement dated August 14, 2003 by and among the Company and Mary Ann Gibson, trustee of Mary Ann Gibson Amended and Restated Revocable Living Trust u/a/d September 5, 1997, and those who have executed a Supplemental Shareholder’s Agreement.

RECITALS

WHEREAS, the Company has executed the Stock Purchase Agreement (the “Stock Purchase Agreement”) dated June 30, 2004 among SGS, Mary Ann Gibson and Mozaic Group Ltd., pursuant to which SGS will acquire 51% of each of the Voting Common Stock and Non-Voting Common Stock of the Company.

WHEREAS, effective upon closing of the acquisition contemplated by the Stock Purchase Agreement the Minority Shareholders will hold 49% of each of the Voting Common Stock and Non-Voting Common Stock of the Company;

WHEREAS, effective upon closing of the acquisition contemplated by the Stock Purchase Agreement SGS and the Minority Shareholders in the aggregate are holders of all of the issued and outstanding shares of the Company’s Voting Common Stock and Non-Voting Common Stock (for the purpose hereof, such shares, as well as all shares of Voting Common Stock and Non-Voting Common Stock of the Company hereafter acquired by the Shareholders from the Company or a Shareholder arc referred to as “Shares”);

WHEREAS, the effectiveness of this Agreement is conditioned upon the execution of the Stock Purchase Agreement and the consummation of the transaction thereunder;

WHEREAS, certain capitalized terms used in this Agreement that are not defined elsewhere are defined in Section 15.1 of this Agreement;

WHEREAS, the parties desire to provide for certain matters regarding the Shares and the governance of the Company.

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NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and obligations set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

TERMS

1.	Capitalization of the Company. As of the date of this Agreement:

1.1	The authorized capitalization of the Company is 100,000 shares of Class A (voting) common stock, $0.10 par value per share (the “Voting Common Stock”) and 900,000 shares of Class B (non-voting) common stock, $0.10 par value per share (the “Non-Voting Common Stock”).

1.2	The number of shares of capital stock of the Company which are issued and outstanding is 248,965 which consists of 16,795 Voting Common Stock and 232,170 Non-Voting Common Stock.

1.3	The issued and outstanding capital stock of the Company is held by the Shareholders as set forth on Schedule 2, attached hereto.

1.4	Except as otherwise provided in this Agreement, each Shareholder represents and warrants that such Shareholder holds the Shares held by it set forth in Section 1.3, free and clear of any and all liens, pledges or encumbrances. Each Shareholder agrees not to incur, create or subject the Shares to any liens, pledges or encumbrances during the term of this Agreement, or any renewal or extension of it.

1.5	For purposes of purchasing a percentage of Shares or the Shares of a Shareholder pursuant to this Agreement, such Shares or percentage of Shares shall be based on the total of all shares owned by a Shareholder which includes Voting Common Stock and Non-Voting Common Stock. For purposes of corporate governance provisions under this Agreement, including without limitation any voting provisions, the percentage of Shares for voting shall be based on the total of the Voting Common Stock owned by a Shareholder.

2.	Management of the Company.

2.1	Election and Removal of Board of Directors Generally.

(a)

The Shareholders shall vote (or shall consent pursuant to an action by written consent of the Shareholders) all of their Shares to establish and maintain a board of directors elected in accordance with this Agreement. Except as otherwise required by law, the business and affairs of the Company will be under the direction of its board of directors (the “Board”). For so long as SGS is a Shareholder, the Company’s Board shall consist of five (5) persons (the “Directors”). Three (3) Directors will be designated for nomination and election by SGS and two (2) Directors will be designated for nomination and election by

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the Minority Shareholders, provided that if the Minority Shareholders do not hold at least 34% of the outstanding Voting Common Stock then the Minority Shareholders shall only have the right to elect one (1) Director and SGS will have the right to elect four (4) Directors. The Shareholders shall vote all their Shares to elect individuals so nominated to be Directors.

(b)	The Company shall provide the Shareholders with twenty (20) days’ prior written notice of any meeting at which Directors are to be elected. Each of SGS and the Minority Shareholders, if applicable, shall give written notice to the Company, no later than ten (10) days after receipt of such notice, of the persons designated by such Shareholders, if any, pursuant to Section 2.l(a) as its nominee for election as a Director. If SGS and/or the Minority Shareholders shall fail to give notice to the Company as provided hereinabove, it shall be deemed that the designee, if any, of SGS and/or the Minority Shareholders then serving as the designated Director shall be its designee for reelection. All Shareholders agree to vote their Shares in a manner to elect the designees of the Minority Shareholders and SGS.

(c)	No Shareholder shall vote to remove a Director designated by another Shareholder, except (i) upon clear and convincing evidence of bad faith or willful misconduct with respect to the Company, or (ii) if the Shareholder or Shareholders that nominated a Director give written notice to all the other Shareholders that such Shareholder or Shareholders wish to remove that Director, then all Shareholders shall vote their Shares in favor of removing that Director and replacing such designee. If, for any reason, any Director ceases to hold office, only the Shareholder or Shareholders that are entitled to nominate that Director shall be entitled to promptly nominate an individual to fill the vacancy so created for the unexpired term and all Shareholders shall vote all their Shares for the individual nominated to fill the vacancy

2.2	Current Board of Directors. Effective upon the execution and delivery of this Agreement, the number of Directors of the Company shall be set at five (5), and the Board shall consist of: Donna C. Dabney (nominated by SGS), Henry R. Baughman (Chairman) (nominated by SGS), Benjamin F. Harmon, IV (nominated by SGS), Mary Ann Gibson (“MAG”) (nominated by the Minority Shareholders), and William R. Freeman III (nominated by Minority Shareholders).

2.3	Board of Directors Meeting. The Company shall use its best efforts to ensure that meetings of its Board are held at least four times each year and at least once each quarter.

2.4

Quorum and Action by Directors. The presence of three (3) Directors, in person or by proxy, is required to constitute a quorum and action by at least three (3) Directors is required to constitute action and approval by the Board; provided, however, that at least one of the Directors appointed by the Minority Shareholders must be present in person or by proxy to constitute a quorum for purposes of taking action on the

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following matters, and such Director together with at least one of the Directors appointed by SGS shall be required to approve any of such matters:

(a)	any sale greater than $25,000 of assets outside the ordinary course of business, or a consolidation, merger, liquidation, or dissolution of the Company (subject to ASC’s rights in the event of a default under the ASC Loan);

(b)	incurrence of debt (other than trade payables in the ordinary course of business) greater than $50,000, subject to ASC’s right to refinance the ASC Loan with a third party;

(c)	granting security interests in or mortgages of the Company’s assets involving more than $50,000;

(d)	approving or amending annual business plans (including plans for realizing cross-selling synergies);

(e)	approving or amending annual operating and capital expenditure budgets for Year 3 and beyond;

(f)	transactions between the Company and a Shareholder or Affiliate of a Shareholder, except for the purchase of materials or services from the parties (or their Affiliates) at normal or standard market prices or terms;

(g)	any change to the operating plans and capital expenditures and related budgets for Year 1 and Year 2, as agreed and attached hereto as Schedule 3 (the “Agreed Year 1 and Year 2 Plans and Budget”);

(h)	issuance of any stock that would dilute the aggregate ownership interest of the Minority Shareholders;

(i)	any increase or decrease in the fixed amount of five (5) Directors as set forth in Section 2.1 (a) of this Agreement;

(j)	any increase or decrease in the number of authorized shares of Voting and Non-Voting Common Stock;

(k)	creation of any new series or class of stock or creation of any bonds, notes or other obligations convertible into, exchangeable for or using option rights to purchase shares of stock of the Company;

(l)	issuance of any of the authorized but unissued Voting Common Stock and Non-Voting Common Stock;

(m)	reclassification, alteration or change of the rights, preferences or privileges of the Voting Common Stock and Non-Voting Common Stock or any other class or

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series of shares so as to materially and adversely affect any of the Shares of the Shareholders; or

(n)	any material reorganization of the Company, including the transfer of significant operations or assets into subsidiaries or similar change in operation or structure.

2.5	Action by the Shareholders. No action by the Shareholders shall be taken without the vote of the Shareholders holding at least a majority of the Shares of the Voting Common Stock of the Company; provided, however, that the following matters will require the approval of the Shareholders holding at least 66-2/3% of the Shares of Voting Common Stock:

(a)	any sale greater than $25,000 of assets outside the ordinary course of business, consolidation, merger, liquidation, or dissolution (subject to ASC’s rights in the event of a default under the ASC Loan);

(b)	incurrence of debt (other than trade payables in the ordinary course of business) greater than $50,000, subject to ASC’s right to refinance the ASC Loan with a third party;

(c)	granting security interests in or mortgages of Company’s assets involving more than $50,000;

(d)	approving or amending annual business plans (including plans for realizing cross-selling synergies);

(e)	approving or amending annual operating and capital expenditure budgets for Year 3 and beyond;

(f)	transactions between the Company and a Shareholder or an Affiliate of a Shareholder, except for the purchase of materials or services from the parties (or their Affiliates) at normal or standard market prices or terms;

(g)	any change to the Agreed Year 1 and Year 2 Plans and Budget; provided, that any such change will require the agreement of the holders of not less than 90% of Voting Common Stock of the Company if SGS has converted the ASC Loan to equity;

(h)	issuance of any stock that would dilute the aggregate ownership interest of the Minority Shareholders;

(i)	any increase or decrease in the fixed amount of five (5) Directors as set forth in Section 2.1(a) of this Agreement;

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(j)	any increase or decrease in the number of authorized shares of Voting and Non-Voting Common Stock;

(k)	creation of any new series or class of stock or creation of any bonds, notes or other obligations convertible into, exchangeable for or using option rights to purchase shares of stock of the Company;

(l)	issuance of any of the authorized but unissued shares of Voting and Non-Voting Common Stock; or

(m)	reclassification, alteration or change of the rights, preferences or privileges of the Voting and Non-Voting Common Stock or any other class or series of shares so as to materially and adversely affect any of the Shares of the Shareholders;

(n)	any material reorganization of the Company, including the transfer of significant operations or assets into subsidiaries or similar change in operation or structure.

3.	Rights as a Shareholder. Each Shareholder acknowledges that, by becoming a Shareholder in the Company and entering into this Agreement, such Shareholder is not entering into or forming a partnership relationship with any other Shareholder and that the Shareholders of the Company shall not owe to one another the same or substantially the same fiduciary duties that partners owe to one another. Accordingly, except as expressly provided in this Agreement or required by law, each Shareholder acknowledges that each such Shareholder shall not, solely by virtue of such Shareholder’s ownership of Shares, be entitled among other things (a) to employment by the Company; (b) to serve as a director or officer of the Company, (c) to receive dividends or other distributions on such Shareholder’s Shares, except as the same may be declared from time to time by the Board in its sole discretion; (d) to have such Shareholder’s Shares redeemed by the Company when Shares of other Shareholders are being redeemed if the Board shall have determined in good faith that there exist special circumstances for redeeming the Shares from such other Shareholders; (e) to participate in or have preemptive rights with respect to any issue of capital stock, or rights to acquire capital stock of the Company, unless the Board shall have determined in its discretion to make such rights available; or (f) to sell such Shareholder’s Shares when another Shareholder is selling Shares.

4.	Restrictions of Transfer of Shares; Permitted Transfers.

4.1	Restrictions of Transfer of Shares. Except as expressly provided in this Agreement, no Shareholder may sell, transfer, pledge or otherwise encumber such Shareholder’s Shares, now owned or hereafter acquired, without the prior written consent of the holders of at least 90% of the Shares of Voting Common Stock. Any purported sale, transfer, encumbrance or disposition in violation of this Agreement shall be void and shall not operate to transfer any interest or title to the purported transferee.

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4.2	Permitted Transfers. In addition to other sales and/or transfers expressly permitted under this Agreement, SGS, DCS Family Investments, LLC, DCS Real Estate, L.L.C. and DCS Ventures, LLC, upon providing prior written notice to the other, may sell or transfer, including transfer by operation of law, to any Affiliate, its Shares at any time without restriction, other than compliance with applicable securities laws and the requirement that the transferee agree to be bound by the terms of this Agreement (a “Permitted Transferee”). No transfer may be made by SGS to a Permitted Transferee unless the Permitted Transferee executes and delivers a written agreement, in form and substance reasonably satisfactory to the Company, agreeing to be bound by the provisions of this Agreement as a “Shareholder”. No transfer may be made by DCS Family Investments, LLC, DCS Real Estate, L.L.C. and DCS Ventures, LLC to a Permitted Transferee other than under the DCS Ventures, LLC governing documents as of the date hereof unless MAG has controlling ownership interest in the Permitted Transferee and the Permitted Transferee executes and delivers a proxy granting MAG all voting power with respect to the transferred shares, In addition, no transfer may be made by MAG to a Permitted Transferee unless the Permitted Transferee executes and delivers a written agreement, in form and substance reasonably satisfactory to the Company, in which the Permitted Transferee, agrees to bound by the provisions of this Agreement as a “Shareholder”; provided, however, that MAG shall remain liable for all obligations and liabilities under this Agreement. MAG shall not transfer her ownership interest in DCS Family Investments, LLC, DCS Real Estate, L.L.C. and DCS Ventures, LLC or any of their Permitted Transferees that own Shares in the Company.

4.3	Representations. In connection with a sale of any of the Shares pursuant to this Agreement, the selling Shareholder shall be required to represent that (a) he, she or it has title to such Shares, free and clear of all liens and encumbrances except as provided in this Agreement; (b) he, she or it has power and authority to sell such Shares; and (c) the sale does not conflict with any other agreement to which the Shareholder is a party.

4.4	Legend on Certificates. No Shares shall be transferred on the books of the Company except upon compliance with the restrictions on transfer contained in this Agreement. Each certificate for Shares shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION THEREFROM UNDER SAID ACT OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE SECURITIES REPRESENTED HEREBY ARE FURTHER RESTRICTED BY THE PROVISIONS OF THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED JUNE 30, 2004, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE IN THE OFFICES OF THE COMPANY IN THE STATE OF MISSOURI.”

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together with such other legends as may be necessary or appropriate under applicable securities laws and to reflect the terms of other agreements to which the Shareholders and the Company are party.

5.	Purchase Option.

5.1	SGS Option to Purchase Remaining Interest. SGS will have the right (the “Purchase Option”), exercisable in its sole discretion during Year 3 to acquire all outstanding Shares held by the Minority Shareholders (the “Remaining Shares”), and the Minority Shareholders agree to sell the Remaining Shares to SGS upon the terms contained in this Section 5. SGS may exercise the Purchase Option by providing to each Minority Shareholder sixty (60) days’ prior written notice any time within Year 3 (the “Purchase Option Exercise Notice”). The price to be paid to the Minority Shareholders for the Remaining Shares pursuant to the Purchase Option shall be an amount expressed and paid in United States Dollars equal to the Purchase Option Exercise Price (defined below). Upon the Minority Shareholders’ receipt of the Purchase Option Exercise Notice, the Minority Shareholders shall complete the sale of all but not less than all of the Remaining Shares within sixty (60) days from the date of the Purchase Option Exercise Notice. At the closing, each Minority Shareholder shall deliver to SGS the certificate(s) for all of such Minority Shareholder’s Shares (duly endorsed for transfer or accompanied by appropriate stock powers), against payment by SGS of that portion of the Purchase Option Exercise Price payable to such Minority Shareholder.

5.2	Purchase Option Exercise Price. The total “Purchase Option Exercise Price” shall be an amount equal to (a) the number of Shares owned by the Minority Shareholders divided by the total issued and outstanding Shares of the Company, multiplied by (b) 5 times EBITDA for the twelve-month period ending on the last day of the month prior to the date the Purchase Option Exercise Notice is given. For example, if the Year 2 Projections arc met and the EBITDA for the twelve-month period ending on the last day of the month prior to the date the Purchase Option Exercise Notice is given is $6.7 million, a multiple of 5 will provide for a total Company valuation of $33.5 million. 49% of said amount is $16,415,000. The Minority Shareholders will be paid their pro rata share of said amount upon the closing of the Purchase Option.

6.	Non-Performance Exit Right; Right of First Offer; Drag-Along Right.

6.1	Non-Performance Exit Right. In the event that the Company has (a) Sales in Year 2 that are less than $18,750,000 and (b) EBITDA in Year 2 that is less than $5,011,500, then SGS will have the right (the “Non-Performance Exit Right”), exercisable in its sole discretion during Year 3, to sell all but not less than all of its Shares to a third party, subject to this Section 6. Subject to the Minority Shareholders’ First Offer Right as set forth in Section 6.2, SGS may exercise the Non-Performance Exit Right by providing to each Minority Shareholder at least ninety (90) days’ prior written notice any time within Year 3 (“Non-Performance Exit Right Notice”) concerning its intent to sell all of its Shares to a third party.

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6.2	Right of First Offer. Upon the Minority Shareholders receipt of the Non-Performance Exit Right Notice, the Minority Shareholders shall collectively have the right to provide an offer to SGS (the “First Offer Right”) to purchase all but not less than all of SGS’s Shares. All Minority Shareholders are not required to participate, but if one or more of the Minority Shareholders choose to exercise their First Offer Right then a Minority Shareholder authorized by all of the Minority Shareholders shall deliver, on behalf of all Minority Shareholders, to SGS and the Company, within fifteen (15) days after receiving the Non-Performance Exit Right Notice, a written notice executed by all Minority Shareholders. The written notice shall state the terms of the offer, which shall be binding on the Minority Shareholders, including the names of the Minority Shareholders that have elected to participate in the offer, the purchase price and terms pursuant to which the Minority Shareholders are willing to purchase all but not less than all of SGS’s Shares. None of the Minority Shareholders can exercise the First Offer Right until all Minority Shareholders have agreed and executed the notice delivered to SGS; provided, that those electing not to participate shall so indicate in such notice. Failure of the Minority Shareholders to notify SGS of their offer to purchase all of SGS’s Shares within such 15-day period, time being of the essence, shall constitute a waiver of the First Offer Right by the Minority Shareholders. If the Minority Shareholders elect to exercise their First Offer Right and SGS accepts such offer, then each participating Minority Shareholder shall purchase a pro rata portion of SGS’s Shares based on the number of Shares owned by that Minority Shareholder participating in exercising First Offer Right divided by the total number of Shares owned by all Minority Shareholders participating in exercising the First Offer Right.

6.3	Acceptance/Rejection. SGS, in its sole discretion, shall accept or reject the Minority Shareholders’ offer within fifteen (15) days from the date of SGS’s receipt of the Minority Shareholders’ offer. In the event that the Minority Shareholders properly exercise their First Offer Right and SGS accepts such offer, the Minority Shareholders must complete the purchase of all of SGS’s Shares within sixty (60) days from the date of SGS’s acceptance. Notwithstanding the foregoing, the Minority Shareholders’ acquisition of all of SGS’s Shares shall be conditioned upon the repayment of the ASC Loan in full at or before the closing of such acquisition. At the closing, SGS shall deliver to the Minority Shareholders the certificate(s) for all of SGS’s Shares (duly endorsed for transfer or accompanied by appropriate stock powers), against payment by the Minority Shareholders of the purchase price therefor. If the Minority Shareholders do not exercise their First Offer Right pursuant to Section 6.2 or SGS rejects the Minority Shareholders* offer, SGS may proceed with a sale of all of its Shares to a third party, subject to Section 6.4 below.

6.4	Drag Along Right. If SGS intends to accept a third party offer, then SGS shall deliver to each Minority Shareholder a notice of such third party offer (a “Disposition Notice”), specifying the purchase price and other terms and conditions of such third party offer and SGS’s reasonable determination that the third party offer is more favorable to SGS than any offer of the Minority Shareholders pursuant to Section 6.2.

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Unless waived by all of the Minority Shareholders, SGS’s determination shall be accompanied by a list of the terms and factors that SGS compared and its analysis in making its determination that the third party offer is more favorable than the offer of the Minority Shareholders. If the terms of such third party sale are more favorable to SGS than the offer by the Minority Shareholders, then the Minority Shareholders shall have the right to match the third party offer, notice of which (the “Matching Best Offer Notice”) must be given to SGS within ten (10) days after receipt of the Disposition Notice. If the Minority Shareholders do not match such third party offer or if the Minority Shareholders did not make an offer to SGS pursuant to Section 6.2, SGS will have the right, at its option (exercisable by written notice given to each Minority Shareholder within twenty (20) days of the Disposition Notice), to require the Minority Shareholders (the “Drag-Along Right”) to sell all of their Shares but not less than all of their Shares, to the third party, on the same terms and conditions as the Shares to be sold by SGS, and the Minority Shareholders shall deliver to counsel for SGS (to be held in escrow) at or before closing of the contemplated sale the certificates representing all Shares owned by them. If, within 120 days after the Disposition Notice, SGS has not completed the sale of all of its Shares (for a reason other than the failure of any Minority Shareholder to deliver certificates for his or her Shares) in accordance herewith, SGS shall return to the Minority Shareholders the Shares delivered by such shareholder for sale pursuant hereto, and all the restrictions on sale or other disposition contained in this Agreement shall again be in effect. In the event SGS does not exercise its Drag Along Right during the 20-day period, the Drag Along Right shall be deemed to be waived and SGS shall be permitted to sell its Shares to a third party that is reasonably acceptable to the Minority Shareholders holding at least a majority of the Voting Common Stock held by the Minority Shareholders, such acceptance not to be unreasonably withheld. The Minority Shareholders shall notify SGS whether the third party is reasonably acceptable pursuant to this Section 6.4 within thirty (30) days of the Disposition Notice.

7.	Put/Call Right.

7.1

Grant of Put/Call Right. In the event that SGS has not exercised the Purchase Option or Non-Performance Exit Right in accordance with Section 5 or 6, respectively, on or before the last day of Year 3, then either SGS on one hand or all of the Minority Shareholders on the other hand, shall have the right (the “Put/Call Right”), to propose to the other a price at which such Shareholder would be willing to sell all of its Shares to the other (a “Sale Offer”), or purchase all of the Shares held by the other (a “Purchase Offer”). The Put/Call Right may be exercised by either SGS or the Minority Shareholders beginning on the first day following the last day of Year 3 by providing to the other and the Company written notice of the Sale Offer or Purchase Offer. If the Minority Shareholders choose to exercise their Put/Call Right, then a Minority Shareholder authorized by all of the Minority Shareholders shall deliver, on behalf of all Minority Shareholders, to SGS and the Company, a written notice executed by all Minority Shareholders. None of the Minority Shareholders can exercise the Put/Call Right until all Minority Shareholders have agreed and executed the notice delivered to SGS; provided, however, if the notice is to propose a Purchase

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Offer to SGS then not all Minority Shareholders executing the notice have to participate in purchasing the SGS’s Shares; further provided, however, that if SGS rejects such a Purchase Offer, then all Minority Shareholders would be required to sell their Shares to SGS at the price specified in such Purchase Offer. The written notice delivered by the Minority Shareholders shall state the terms of the offer, which shall be binding on the Minority Shareholders, including the names of the Minority Shareholders that have elected to participate in the offer, the purchase price and other terms of such offer. Notwithstanding this Section 7.1, a Sale Offer proposed by the Minority Shareholders requires all Minority Shareholders to offer to sell all but not less than all of their Shares to SGS in accordance with this Section 7.1. If SGS and the Minority Shareholders both deliver written notice to the Company of its exercise of the Put/Call Right, the notice that was first received by the Company shall be the Put/Call Right that shall be exercised.

7.2	Sale Offer/Purchase Offer. The Party receiving a Sale Offer or Purchase Offer (the “Recipient”) will have thirty (30) days to provide written notice to the party making the proposal (the “Offeror”) of its acceptance or rejection of such offer. Any acceptance or rejection notice delivered to the Offeror by the Minority Shareholders must be agreed to and executed by all Minority Shareholders.

(a)	If the Recipient accepts a Sale Offer, the Recipient will complete the purchase of the Offerer’s Shares within sixty (60) days following the date of its notice of acceptance to the Offeror for the purchase price proposed by the Offeror. If the Recipient rejects a Sale Offer, then the Offeror must purchase all of the Shares held by such Recipient on the same terms contained in the Sale Offer. The Offeror will complete the purchase of all the Recipient’s Shares within sixty (60) days from the date that the Recipient notifies the Offeror of its rejection.

(b)	If the Recipient accepts a Purchase Offer, the Offeror will complete the purchase within sixty (60) days after the Recipient notifies the Offeror of its acceptance for the purchase price proposed by the Offeror. If the Recipient rejects a Purchase Offer, then the Recipient must purchase all of the Shares held by such Offeror on the same terms contained in the Purchase Offer. The Recipient will complete the purchase of all the Offerer’s Shares within sixty (60) days after the Recipient notifies the Offeror of its rejection.

(c)	The acquisition of SGS’s Shares by the Minority Shareholders pursuant to Section 7 is conditioned upon the repayment of the ASC Loan in full at or before the closing of such acquisition. The acquisition of the Minority Shareholders’ Shares by SGS pursuant to Section 7 is conditioned upon the repayment in full of the MAG Loan and the release of all MAG Guarantees or in lieu of such release an indemnity from SGS with respect only to the MAG Guarantees and MAG Collateral at or before closing of such acquisition.

(d)	The purchase price for any purchase or sale transaction pursuant to this Section 7 shall be paid in cash at the closing of such transaction.

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8.	Termination of Employment of Management Employees.

8.1	Termination.

(a)	If any Management Employee is terminated by reason of death, disability or termination without Cause (as such terms are defined in such Management Employee’s employment agreement with the Company, or if there is no such employment agreement, then as Cause is defined in Section 14.3 of this Agreement), then the Minority Shareholders (other than the terminated Management Employee) will have the first right to purchase the Shares of such terminated Management Employee for the Termination Purchase Price set forth in Section 8.1 (c) (the “Minority First Right”). If they elect to exercise the Minority First Right, the Minority Shareholders shall do so by providing written notice executed by all Minority Shareholders (other than the terminated Management Employee and whether or not all Minority Shareholders are electing to participate in the offer), within thirty (30) days following the termination of employment of the Management Employee, to the Company and the terminated Management Employee (or his or her estate or personal representative). The Minority Shareholders’ written notice shall be delivered by a Minority Shareholder on behalf of all Minority Shareholders (as authorized by all of the Minority Shareholders), to the Company and the terminated Management Employee (or his or her estate or personal representative), including the names of the Minority Shareholders that have elected to participate in the offer for the Termination Purchase Price set forth in Section 8.1(c). Such offer shall be binding on all of the Minority Shareholders. Closing shall occur on the tenth day following delivery of such written notice. The Shares of the terminated Management Employee and the obligation to pay the Termination Purchase Price for such Shares shall be allocated among the Minority Shareholders exercising the First Offer Right based upon a fraction, the numerator of which is the number of Shares owned by each participating Minority Shareholder, and the denominator of which is the number of Shares owned by all of the participating Minority Shareholders. Failure of the Minority Shareholders to notify the Company and the terminated Management Employee (or his or her estate or personal representative) of the Minority Shareholders’ election to exercise the Minority First Right within the 30-day period, shall constitute a waiver of such right. Notwithstanding the foregoing, the Minority Shareholders cannot exercise the Minority First Right (a) with respect to Shares held by MAG or her estate or personal representative, (b) if the exercise of the Minority First Right would dilute MAG’s Shares to less than 34%, or (c) if the exercise of the Minority First Right would increase the Shares held by the Minority Shareholders. If the Minority First Right is exercised by the Minority Shareholders pursuant to this Section 8.1, neither the Company, SGS, nor Alcoa will have any obligation to make any payment to a terminated employee for his or her Shares.

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(b)	In the event the Minority First Right cannot be exercised due to the penultimate sentence of Section 8.1 (a) or the Minority Shareholders do not exercise such right within thirty (30) days after the Management Employee’s termination pursuant to Section 8.1(a), the Company will purchase the terminated Management Employee’s Shares for the Termination Purchase Price set forth in 8.1(c). The closing of such purchase by the Company will occur within 30 days after the Management Employee’s termination if the Minority First Right cannot be exercised and within 60 days after such termination if the Minority Shareholders fail to exercise the Minority First Right. To the extent that the Company is required to purchase Shares under this subsection and the Company is prevented by law from purchasing such Shares, the Company shall notify the Shareholders of that fact as promptly as practicable under the circumstances and each of the Shareholders other than the terminated Management Employee shall purchase from the terminated Management Employee (or his or her estate or personal representative) and the terminated Management Employee (or his or her estate or personal representative) shall sell the Shares of the terminated Management Employee for the Termination Purchase Price and upon the other terms required of the Company that number of such unpurchased Shares as equals the proportion which the number of Shares owned by each such remaining Shareholder at the termination date of the Management Employee’s employment bears to the total number of Shares then owned by all the remaining Shareholders. Each Shareholder must notify the other Shareholders whether it will participate in such purchase within 15 days following delivery of the notice from the Company referred to above. Any Shareholder who does not deliver such notice shall be deemed to have declined to participate in such purchase. Closing shall occur within 15 days following delivery of the last notice from all Shareholders to the other Shareholders or 30 days following delivery of the notice from the Company referred to above if any Shareholder fails to deliver a notice to the other Shareholders. To the extent that any Shareholder does not perform under this subsection, the Shares of the terminated Management Employee and the obligation to pay for those Shares shall be allocated to those Shareholders who do perform under this subsection, based on a fraction, the numerator of which is the number of Shares owned by each performing Shareholder and the denominator of which is the number of Shares owned by all the performing Shareholders.

(c)	The purchase price (the “Termination Purchase Price”) will be an amount expressed and paid in cash in United States Dollars equal to the number of Shares owned by the terminated Management Employee divided by the total issued and outstanding Shares of the Company multiplied by the greater of: (a) 5 times EBITDA for the twelve-month period ending on the last day of the month prior to the date of termination of the Management Employee, or (b) the total Shareholders’ equity reflected on the Company’s balance sheet on the last day of the month prior to the date of termination of the Management Employee.

(d)	If the terminated Management Employee’s Shares have been purchased pursuant to Section 8.1, the provisions of this subsection will apply to the Company or the

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Minority Shareholders, whomever is purchasing the terminated Management Employee’s Shares pursuant to Section 8.1 (the “Purchaser”), upon the closing of any event described in this subsection (a “True Up Event”),. In the event that the Purchase Option is exercised pursuant to Section 5, the Purchaser, within sixty (60) days following the exercise of the Purchase Option, will recalculate the Termination Purchase Price for an amount equal to the number of Shares owned by the terminated Management Employee at termination divided by the total issued and outstanding Shares of the Company at termination multiplied by the greater of: (i) 5 times EBITDA for the twelve-month period ending on the last day of Year 2, or (ii) total Shareholders’ equity on the last day of Year 2 reflected on the Company’s balance sheet. If the recalculated termination purchase price set forth in the preceding sentence is greater than the Termination Purchase Price actually paid to the terminated Management Employee (or his or her estate or personal representative), then the Purchaser will pay an additional amount to such terminated Management Employee (or his or her estate or personal representative) equal to the difference between the original Termination Purchase Price and such recalculated termination purchase price. The Company may use the proceeds of any insurance policy paid for by the Company and payable to the Company with respect to a deceased employee in paying the original Termination Purchase Price and any subsequent amount payable by the Company as a result of such recalculated termination purchase price. In the event that the Company is sold to a third party before the end of Year 2, the Purchaser will recalculate the Termination Purchase Price for an amount equal to the number of Shares owned by the terminated Management Employee at termination divided by the total issued and outstanding Shares of the Company at termination multiplied by the greater of: (A) 5 times EBITDA for the twelve-month period ending on the date of the closing of the sale to the third party, or (B) total Shareholders’ equity as of the date of the closing of the sale reflected on the Company’s balance sheet. In the event that the Company is liquidated before the end of Year 2, the Purchaser will recalculate the Termination Purchase Price for an amount equal to the number of Shares owned by the terminated Management Employee at termination divided by the total issued and outstanding Shares of the Company at termination multiplied by the greater of: (a) 5 times EBITDA for the twelve-month period ending on the date of liquidation or (b) total Shareholders’ equity as of the date of liquidation as reflected on the Company’s balance sheet.

8.2

Voluntary Termination; Termination With Cause. If a Management Employee terminates his or her employment with the Company voluntarily or such employment is terminated by the Company with Cause (as defined in such Management Employee’s employment agreement with the Company, or if such Management Employee has no employment agreement with the Company, then as defined in Section 14.3 of this Agreement), the Minority Shareholders (other than the terminated Management Employee) will have the right to exercise their Minority First Right with respect to the Shares held by such terminated employee in accordance with Section 8.1, except that the purchase price for the terminated Management Employee’s Shares shall be the Alternate Termination Purchase Price (defined below). The Company,

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SGS or Alcoa will not have any obligation to make any payment to a terminated Management Employee for his or her Shares if the Minority First Right is exercised. If the Minority First Right cannot be exercised due to Section 8.1(a) or the Minority Shareholders do not exercise such right pursuant to Section 8.1(a), the Company will purchase the terminated Management Employee’s Shares for a purchase price (the “Alternate Termination Purchase Price”), expressed and paid in United States Dollars, of an amount equal to the number of Shares owned by the terminated Management Employee divided by the total issued and outstanding Shares of the Company multiplied by the total Shareholders’ equity on the last day of the month prior to the date of the Management Employee’s termination reflected on the Company’s balance sheet. The closing of such purchase by the Company will occur within 30 days after the Management Employee’s termination if the Minority First Right cannot be exercised and within 60 days after such termination if the Minority Shareholders fail to exercise the Minority First Right. To the extent that the Company is required to purchase Shares under this subsection and the Company is prevented by law from purchasing such Shares, the Company shall notify the Shareholders of that fact as promptly as practicable under the circumstances and each of the Shareholders other than the terminated Management Employee shall purchase from the terminated Management Employee (or his or her estate or personal representative) and the terminated Management Employee (or his or her estate or personal representative) shall sell the Shares of the terminated Management Employee for the Alternate Termination Purchase Price and upon the other terms required of the Company that number of such unpurchased Shares as equals the proportion which the number of Shares owned by each such remaining Shareholder at the termination date of the Management Employee’s employment bears to the total number of Shares then owned by all the remaining Shareholders. Each Shareholder must notify the other Shareholders whether it will participate in such purchase within 15 days following delivery of the notice from the Company referred to above. Any Shareholder who does not deliver such notice shall be deemed to have declined to participate in such purchase. Closing shall occur within 15 days following delivery of the last notice from all Shareholders to the other Shareholders or 30 days following delivery of the notice from the Company referred to above if any Shareholder fails to deliver a notice to the other Shareholders. To the extent that any Shareholder does not perform under this subsection, the Shares of the terminated Management Employee and the obligation to pay for those Shares shall be allocated to those Shareholders who do perform under this subsection, based on a fraction, the numerator of which is the number of Shares owned by each performing Shareholder and the denominator of which is the number of Shares owned by all the performing Shareholders.

9.	Term; Termination For Breach

9.1	Term of Agreement. This Agreement shall continue in full force and effect as long as any Shares remain issued and outstanding and owned by more than one Shareholder or the direct or subsequent transferee of a Shareholder.

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9.2	Termination for Breach.

(a)	In the event of a material breach of this Agreement, the non-breaching party(ies) must provide written notice pursuant to Section 15.2 to the breaching party identifying and describing the material breach of this Agreement caused by the breaching party. If the breach is capable of being cured, then the breach must be cured within thirty (30) days following the date of the notice provided by the non-breaching party(ies). If the material breach has not been cured to the reasonable satisfaction of the non-breaching party(ies) within the 30-day cure period, then the non-breaching party(ies) will have the right to purchase the breaching party’s Shares by providing written notice within ten (10) days after the 30-day cure period; provided, however, that a non-breaching party(ies) cannot elect to purchase the breaching party’s Shares until the breach is finally determined to be a material breach by a court having jurisdiction over the parties. The non-breaching party(ies) electing to purchase the breaching party’s Shares shall, on a pro rata basis, purchase the Shares of the breaching party for a purchase price that is the breaching party’s pro rata share of the greater of: (a) 85% multiplied by 5 times EBITDA for the twelve-month period ending on the last day of the month preceding the material breach by the breaching party, or (b) the total Shareholders’ equity on the last day of the month prior to the material breach by the breaching party reflected on the Company’s balance sheet.

(b)	A condition to the Minority Shareholders’ acquisition of SGS’s Shares pursuant to Section 9 requires the repayment of the ASC Loan in full at or before the closing of such acquisition. A condition to SGS’s acquisition of MAG’s Shares requires the repayment of the MAG Loan in full and the release of all MAG Guarantees or in lieu of such release an indemnity from SGS with respect only to the MAG Guarantees and MAG Collateral in full at or before the closing of such acquisition. For purposes of this Section 9, the term “breaching party” as used with respect to the Minority Shareholders would only refer to the Minority Shareholder(s) actually in breach under this Agreement, not to all Minority Shareholders as a group.

10.	Deadlock; Put/Call Right.

10.1	Deadlock.

(a)

Negotiations. If an operational matter requires the approval of SGS, on the one hand, and the representative of the Minority Shareholders on the Board, on the other hand, and either SGS or the Minority Shareholders’ fail to provide such approval or does not approve such operational matter then such deadlock (the “Deadlock”) shall be resolved in accordance with this Section. Upon the occurrence of a Deadlock, the President of SGS (“SGS’s President”) and Mary Ann Gibson (“MAG”), representative of the Minority Shareholders, shall attempt to resolve the Deadlock through good faith negotiation. If SGS’s President and MAG are unable to resolve the Deadlock within two weeks of the Deadlock, then

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the Alcoa Group President to whom SGS’s President reports and MAG or her designated representative, shall attempt to resolve the Deadlock through good faith negotiation. If the Deadlock remains unresolved thirty (30) days from the date that the Deadlock occurred or as otherwise agreed by the parties, then either SGS or the Minority Shareholders may elect to exercise the Put/Call Right pursuant to Section 10.l(b). Notwithstanding the foregoing, unless otherwise agreed in writing, the parties shall continue to perform their obligations under this Agreement and all other agreements between and among them, including agreements with ASC or Alcoa, during the pendency of any dispute resolution procedure as specified herein and shall not interfere with, restrict or discourage the continuing performance of this Agreement and all other agreements between and among them and the business of the Company shall continue as previously conducted.

(b)	Put/Call Right.

(i) In the event the Deadlock has not been resolved pursuant to Section 10.1 (a), either SGS or the Minority Shareholders shall have the right to exercise the Put/Call Right by providing to the other and the Company written notice of the Sale Offer or Purchase Offer. If the Minority Shareholders choose to exercise their Put/Call Right, then a Minority Shareholder authorized by all of the Minority Shareholders shall deliver, on behalf of all Minority Shareholders, to SGS and the Company, a written notice executed by all Minority Shareholders. None of the Minority Shareholders can exercise the Put/Call Right until all Minority Shareholders have agreed and executed the notice delivered to SGS; provided, however, if the notice is to propose a Purchase Offer to SGS then not all Minority Shareholders executing the notice have to participate in purchasing SGS’s Shares; further provided, however, that if SGS rejects such a Purchase Offer, then all Minority Shareholders would be required to sell their Shares to SGS at the price specified in such Purchase Offer. The written notice delivered by the Minority Shareholders shall state the terms of the offer, which shall be binding on the Minority Shareholders, including the names of the Minority Shareholders that have elected to participate in the offer, the purchase price and other terms of such offer. Notwithstanding this Section, a Sale Offer proposed by the Minority Shareholders requires all Minority Shareholders to offer to sell all but not less than all of their Shares to SGS in accordance with this Section. If SGS and the Minority Shareholders both deliver written notice to the Company of its exercise of the Put/Call Right, the notice that was first received by the Company shall be the Put/Call Right that shall be exercised.

(ii) The Purchase and Sale Offer under this Section 10.1(b) shall be conducted pursuant to the terms and conditions set forth in Section 7.2.

11.	Financing. Subject to Section 2 of this Agreement, in the event the Company requires funding of more than $3.1 million of the ASC Loan, then one of the following may occur (but there shall not be any obligation on any of the Minority Shareholders, SGS, ASC or Alcoa):

(a)	If any or all of the Minority Shareholders agree, such Minority Shareholders will either provide personal or third party debt financing for the full amount in excess of the ASC Loan without requiring any guaranty or security from ASC. Any personal debt financing shall be subordinate to the ASC Loan and any third party debt financing shall be on terms pari passu to the ASC Loan; or

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(b)	At SGS’s discretion, if SGS and any or all of the Minority Shareholders agree, SGS and any or all of the Minority Shareholders pro rata shall contribute additional capital to the Company for the full amount in excess of the ASC Loan in exchange for Shares. If any Minority Shareholder does not contribute additional capital to the Company, then such non-participating Minority Shareholder(s) shall be diluted; or

(c)	At SGS’s discretion, if SGS and any or all of the Minority Shareholders agree, any or all of the Minority Shareholders, jointly, and SGS shall provide additional debt financing, pro rata for the full amount in excess of the ASC Loan subject to Section 11.1(a).

12.	Dispute Resolution.

12.1	Negotiations. In the event of any controversy, claim or dispute between SGS and any or all of the Minority Shareholders arising or relating to this Agreement, the Shares or any transaction contemplated by this Agreement (the “Dispute”), SGS’s President and MAG shall attempt to resolve the Dispute through good faith negotiation. If SGS’s President and MAG are unable to resolve the Dispute within two weeks of the Dispute, then the Alcoa Group President to whom SGS’s President reports and MAG or her designated representative, shall attempt to resolve the Dispute through good faith negotiation. If the Dispute remains unresolved thirty (30) days from the date that the Dispute occurred or as otherwise agreed by the parties, then the Dispute may be submitted for resolution pursuant to Section 12.2. Notwithstanding the foregoing, unless otherwise agreed in writing, the parties shall continue to perform their obligations under this Agreement and all other agreements between and among them, including agreements with Alcoa or ASC, during the pendency of any dispute resolution procedure as specified herein and shall not interfere with, restrict or discourage the continuing performance of this Agreement and all other agreements between and among them and the business of the Company shall continue as previously conducted.

12.2	Litigation. If the Dispute is not resolved in accordance with Section 12.1, then either SGS or the Minority Shareholders, acting jointly, may initiate litigation to resolve the unresolved Dispute subject to Section 15.4.

12.3

Confidentiality. All negotiations conducted pursuant to Section 12.1 shall be confidential, treated as compromise and settlement negotiations under applicable rules of evidence, and inadmissible in any subsequent proceeding; provided, however, that any evidence proffered in the negotiations that is otherwise

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admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use under Section 12.1.

12.4	Equitable Relief. Notwithstanding SGS and the Minority Shareholders’ agreement to negotiate disputes pursuant to Section 12.1, nothing contained in this Agreement shall preclude any party from seeking and obtaining specific performance pursuant to Section 15.4.

13.	[Reserved]

14.	Covenant Not To Compete; Confidentiality; Termination for Cause

14.1

Covenant Not To Compete. With respect to each Shareholder who is also an employee of the Company and who has a separate employment agreement and such employment agreement has a non-compete, the provisions of such employment agreement will prevail over this section. With respect to each Shareholder who does not have a separate employment agreement or who has an employment agreement that does not contain a non-compete provision the terms of this Section 14.1 shall apply to such Shareholders. In exchange for Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Shareholder covenants and agrees that (i) for as long as he or she owns shares in the Company and/or is an employee of the Company, such individuals will not, without the written consent of the Company, directly or indirectly, for such Shareholder’s benefit or with any person, firm, or corporation whatsoever, other than the Company, own, manage, operate, control, provide consulting services to, be employed by or participate in the ownership, management, operation, or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with the Business in North America; and (ii) to the extent the Shareholder is an employee of the Company and ceases to be an employee then for twelve (12) months after cessation of his or her employment with the Company he or she will not, except with the written consent of the Company, solicit the Company’s employees who are also Shareholders (except that Tom N. Tham and Jeffrey M. Stein may solicit each other), or the Company’s or Buyer’s customers, except to the extent such individual had a pre-existing relationship with such customer at Closing (as defined in the Stock Purchase Agreement) and such pre-existing relationship has been identified in Schedule 5 attached hereto. Each Shareholder acknowledges that the territorial, time and scope limitations set forth in this Section are reasonable and necessary to protect the interests of Buyer, that any violation of this Section will result in irreparable injury to Buyer, and that Buyer shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief in addition to any other remedies available to Buyer. In the event that the provisions of this Section shall ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by law. This Section shall survive for as long as any Shareholder

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owns shares in the Company and/or is an employee of the Company, and for a period of twelve (12) months after cessation of such Shareholder’s employment with the Company, as applicable. Notwithstanding anything to the contrary in the foregoing, no Shareholder’s passive investment in no more than 5% of the stock of any publicly held company shall be subject to the provisions of this Section 14.1.

14.2	Confidentiality. Each Shareholder agrees that such Shareholder will keep confidential and will not, directly or indirectly, disclose, divulge or use for any purpose, any trade secrets, any confidential information, whether written or oral, of the Company and SGS that is not generally known to the public, any information, whether written or oral, relating to the business or activities of, or belonging to, controlled or possessed by the Company and SGS, and any information, whether written or oral, that the Company and Shareholders have received from each other in the preparation, negotiation, execution and implementation of this Agreement (“Confidential Information”), unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 14.2), (b) was or is lawfully obtained by the receiving party from other sources without a breach of any obligation of confidentiality such other source may have to the Company or Shareholders; and (c) is required by law, governmental or court orders or stock exchange regulations; provided, however, that a Shareholder may disclose Confidential Information to (i) its attorneys, consultants and other professionals to the extent necessary to obtain such third party’s services in connection with monitoring its investment in the Company as long as such third party agrees to be bound by the provisions of this Section 14.2; (ii) to any prospective investor of any of the shares of the Company in connection with a transaction permitted hereby as long as such prospective investor agrees to be bound by the provisions of this Section 14.2, or (iii) to any Affiliate of such Shareholder in the ordinary course of business.

14.3

Termination for Cause. With respect to each Shareholder who is also an employee of the Company and who has a separate employment agreement, the provisions of such employment agreement will prevail over this section. With respect to each Shareholder who is also an employee of the Company and who does not have a separate employment agreement, such employee’s employment is “at-will” and for the purposes of termination with Cause, “Cause” shall mean: (i) employee’s conviction of or an admission to the commission of a felony or employee’s conviction of or an admission to the commission of a violation of another civil or criminal law that materially and adversely affects the reputation or business operations of the Company; (ii) any intentional act of fraud, embezzlement, theft, or violation of law that materially and adversely affects the reputation or business operations of the Company that occurs during the employment term; (iii) willful misconduct by employee which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) the

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willful and continued failure of the employee, after employee has been given written notice of the same, to substantially perform his or her duties for the Company. For purposes of this paragraph, (a) the failure to meet performance standards and objectives does not by itself constitute “Cause”, and (b) an act, or failure to act, shall not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by employee in bad faith or without a reasonable belief that his or her action or omission was b the best interest of the Company.

14.4	Severance at Termination. With respect to each Shareholder who is also an employee of the Company at the time this Agreement was entered into and who does not have a separate employment agreement, if such employee is terminated without Cause, in addition to amounts payable to the terminated employee which have accrued and have not yet been paid, and in exchange for a release and general waiver of rights, such employee may be considered for the following in the discretion of Henry R. Baughman (or his successor as SGS’s Business Unit President) after consultation with Mary Ann Gibson (or her successor as Chief Executive Officer of the Company): medical or health care benefits continuation for up to a maximum of six (6) months; and/or a severance payment in the amount of the employee’s base salary, in an amount not to exceed six (6) months pay.

15.	Miscellaneous.

15.1	Definitions.

“AAA” has the meaning given in Section 10.1(b).

“Affiliate” means any Person, directly or indirectly, controlling, controlled by, or under common control with, a Person. Without limiting the generality of the foregoing, a Person is considered to be in control of or to be controlled by another Person if such Person holds 50% or more of the outstanding voting equity interest in such other Person or such other Person holds 50% or more of its outstanding voting equity interest.

“Agreed Year 1 and Year 2 Plans and Budget” has the meaning given in Section 2.4 (g).

“Alcoa” means Alcoa Inc., a Pennsylvania corporation.

“ASC” means Alcoa Securities Corporation, a Delaware corporation.

“ASC Loan” means the ASC Loan Agreement dated June 30, 2004 between ASC and the Company.

“Alternate Termination Purchase Price” means given in Section 8.2.

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“Board” has the meaning given in Section 2.1.

“Business” means the business conducted by the Company which includes providing a full-suite of integrated services including brand architecture, comprehensive design solutions, interactive development, digital photography, imaging, dynamic publishing and workflow tools, large format digital printing, print management and complete outsourced capabilities to execute and produce direct response TV campaigns.

“Buyer” means Southern Graphic Systems, Inc., a Kentucky corporation.

“Cause” has the meaning given in Section 14.3.

“Company” has the meaning given in the introductory paragraph.

“Confidential Information” has the meaning given in Section 15.2.

“Deadlock” has the meaning given in Section 10.1 (a).

“Directors” has the meaning given in Section 2.1.

“Disability” shall mean, with respect to a Shareholder who is an employee, if his or her physical or mental condition or both are medically such that he or she personally is unable to perform those duties he or she would otherwise be expected to continue to perform in the employee’s position and his or her nonperformance of such duties can reasonably be expected to continue or does continue for not less than six months. The final decision on total disability hereunder shall be made by a qualified physician acceptable to both the employee and the Company. In the event of a totally disabling condition, it is understood that while the employment relationship will continue for at least six months, the duties of the employee may be assumed by another or others.

“Disposition Notice” has the meaning given in Section 6.4.

“Dispute” has the meaning given in Section 12.1.

“Drag-Along Right” has the meaning given in Section 6.4.

“EBITDA” shall mean the total revenue of the Company minus (i) the cost of goods sold and services provided, (ii) general administrative and selling expenses and (iii) research and development expenses. EBITDA will not include the effects of (i) depreciation and amortization, (ii) income taxes, and (iii) interest income or interest expense. EBITDA will not include income statement impact of Earnouts (as defined in the Stock Purchase Agreement). The calculation and the amounts of EBlTDA’s components will be determined in accordance with

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Alcoa’s accounting practices for its operating locations, with such modifications as are reasonably necessary to be consistent with Company’s Projections. Such modifications shall include, but not be limited to, percentage completion accounting for unbilled revenues pertaining to work-in-process.

“First Offer Right” has the meaning given in Section 6.2.

“GAAP” means generally accepted United States accounting principles.

“MAG” means Mary Ann Gibson.

“MAG’s Collateral” means the collateral pledged by Mary Ann Gibson or an entity controlled by Mary Ann Gibson to secure the MAG Guarantees.

“MAG’s Guarantees” means the personal guarantees given by Mary Ann Gibson or an entity controlled by Mary Ann Gibson for obligations of the Company.

“MAG’s Shares” means those Shares owned by Mary Ann Gibson or an entity controlled by Mary Ann Gibson.

“Management Employees” means those employees of the Company identified on Schedule 4 to this Agreement.

“Minority First Right” has the meaning given in Section 8.1(a).

“Minority Shareholders” has the meaning given in the introductory paragraph.

“Non-Performance Exit Right” has the meaning given in Section 6.1.

“Non-Performance Exit Right Notice” has the meaning given in Section 6.1.

“Non-Voting Common Stock” has the meaning given in Section 1.1.

“Offeror” has the meaning given in Section 7.2.

“Permitted Transferee” has the meaning given in Section 4.1.

“Person” means a natural person, a corporation, a partnership, a limited liability company, or any other legal entity.

“Projections” have the meaning given in Section 4.8 of the Stock Purchase Agreement.

“Purchaser” have the meaning given in Section 8.1(d).

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“Purchase Offer” has the meaning given in Section 7.1.

“Purchase Option” has the meaning given in Section 5.1.

“Purchase Option Exercise Notice” has the meaning given in Section 5.1.

“Put/Call Right” has the meaning given in Section 7.1.

“Recipient” has the meaning given in Section 7.2.

“Remaining Shares” has the meaning given in Section 5.1.

“Representative” has the meaning given in Section 10.1(a).

“Revolving Loan Agreement” has the meaning given in Section 15.2.

“Sales” means the total sales of the Company calculated in accordance with Alcoa’s accounting policies, with such modifications as are reasonably necessary to be consistent with Company’s Projections.

“Sale Offer” has the meaning given in Section 7.1.

“SGS” has the meaning given in the introductory paragraph

“SGS’s President” has the meaning given in Section 12.1.

“Shares” has the meaning given in the third recital paragraph.

“Stock Purchase Agreement” has the meaning given in the first recital paragraph.

“Termination Purchase Price” has the meaning given in Section 8.1(c).

“True Up Event” has the meaning given in Section 8.1(d).

“Voting Common Stock” has the meaning given in Section 1.1

“Year 1” means the twelve month period beginning July 1, 2004 and ending June 30, 2005.

“Year 2” means the twelve month period beginning July 1, 2005 and ending June 30, 2006.

“Year 3” means the twelve month period beginning July 1, 2006 and ending June 30, 2007.

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15.2	Notice. Any notice, request, demand, or other communication given under this Agreement shall be in writing and shall be deemed sufficiently given (i) upon the delivery date received by the intended recipient if delivered by hand; (ii) on the next Business Day when sent by recognized overnight courier; (iii) upon confirmation of transmission when sent by telex, cable, facsimile, telecopier or other similar electronic transmission device; or (iv) 3 days after deposit in the United States mails, certified mail, return receipt requested, postage paid, addressed to the party to whom it was sent at the address of such party set forth below or at such other address as the party shall subsequently designate to the other in writing by notice given in accordance with this Section.

15.3	Expenses. Each party shall bear its own expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by such party, incurred in connection with this Agreement and the transactions contemplated hereby except as otherwise expressly provided herein.

15.4	Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Shareholder shall be entitled to specific performance of the agreements and obligations of the Company and the Shareholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

15.5	Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other term or provisions of this Agreement, which shall remain in full force and effect.

15.6	Waivers. No waiver by a party hereto of a breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision hereof.

15.7	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its principles of conflict of laws.

15.8	Entire Agreement; Amendments. This Agreement sets forth the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof; and any amendment or modification hereof will be effective only if in writing and signed by the parties affected thereby.

15.9	Assignment. This Agreement shall bind and benefit the parties hereto and their respective successors and legal representatives and permitted assigns. This Agreement may not be assigned without the prior written consent of the parties, except as otherwise permitted under this Agreement.

Confidential	Page 25

15.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one Agreement binding on all the parties hereto.

15.11	Construction. As used in this Agreement, unless the context otherwise requires: (a) references to “Section” are to a section of this Agreement; (b) all “Exhibits” referred to in this Agreement by reference and made a part of this Agreement; (c) ‘include,” “includes” and including are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; and (d) the headings of the various sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.

15.12	ASC Loan. Each Shareholder agrees and acknowledges that he, she or it is bound to the terms of the Revolving Loan Agreement dated June , 2004 between Alcoa Securities Corporation and Mozaic Group Ltd. (the “Revolving Loan Agreement”), including without limitation Section 15 of Revolving Loan Agreement, and each Shareholders agrees to take any and all actions that ASC may reasonably request in order to implement Section 15 of the Revolving Loan Agreement and to enforce the terms of the Revolving Loan Agreement.

15.13	Action by Shareholder Group. Except as otherwise expressly set forth in this Agreement, any determinations, consents or other action to be taken under or with respect to this Agreement by the Minority Shareholders, may be made, granted or taken by those Shareholders who own a majority in interest of the Shares of Voting Common Stock owned by the Minority Shareholders and such determination, consent or other action shall be binding upon all members of that group.

[Signatures on following 3 pages]

Confidential	Page 26

SIGNATURE PAGE TO

MOZAIC GROUP LTD. SHAREHOLDERS’ AGREEMENT

(page 1 of 3)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

Confidential	Page 27

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

OF

MOZAIC GROUP LTD.

SPOUSAL CONSENT

The undersigned, being die spouse of William J. Irvine III hereby states and acknowledges as follows:

CONSENT

1 have read the Amended and Restated Shareholders’ Agreement and understand its terms. I irrevocably consent to my spouse’s entering into the Amended and Restated Shareholders’ Agreement and I irrevocably consent to its terms, provisions and operation. I waive any marital interest I may have or any requirement that my consent be obtained with respect to any conveyance of my spouse’s Shares in accordance with the Amended and Restated Shareholders’ Agreement.

Dated this 28th day of June, 2004.

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

OF

MOZAIC GROUP LTD.

SPOUSAL CONSENT

The undersigned, being the spouse of Patrick Bradley, hereby states and acknowledges as follows:

CONSENT

I have read the Amended and Restated Shareholders’ Agreement and understand its terms. I irrevocably consent to my spouse’s entering into the Amended and Restated Shareholders’ Agreement and I irrevocably consent to its terms, provisions and operation. I waive any marital interest I may have or any requirement that my consent be obtained with respect to any conveyance of my spouse’s Shares in accordance with the Amended and Restated Shareholders’ Agreement.

Dated this 27th day of June, 2004.

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

OF

MOZAIC GROUP LTD.

SPOUSAL CONSENT

The undersigned, being the spouse of William Freeman, hereby states and acknowledges as follows:

CONSENT

I have read the Amended and Restated Shareholders’ Agreement and understand its terms. I irrevocably consent to my spouse’s entering into the Amended and Restated Shareholders’ Agreement and I irrevocably consent to its terms, provisions and operation. I waive any marital interest I may have or any requirement that my consent be obtained with respect to any conveyance of my spouse’s Shares in accordance with the Amended and Restated Shareholders’ Agreement.

Dated this 26 day of June, 2004.

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

OF

MOZAIC GROUP LTD.

SPOUSAL CONSENT

The undersigned, being the spouse of Tom N. Tham, hereby states and acknowledges as follows:

CONSENT

I have read the Amended and Restated Shareholders’ Agreement and understand its terms. I irrevocably consent to my spouse’s entering into the Amended and Restated Shareholders’ Agreement and I irrevocably consent to its terms, provisions and operation. I waive any marital interest I may have or any requirement that my consent be obtained with respect to any conveyance of my spouse’s Shares in accordance with the Amended and Restated Shareholders’ Agreement.

Dated this 28th day of June, 2004.

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

OF

MOZAIC GROUP LTD.

SPOUSAL CONSENT

The undersigned, being the spouse of Raymond E. Earlewine, hereby states and acknowledges as follows:

CONSENT

I have read the Amended and Restated Shareholders’ Agreement and understand its terms. I irrevocably consent to my spouse’s entering into the Amended and Restated Shareholders’ Agreement and I irrevocably consent to its terms, provisions and operation. I waive any marital interest I may have or any requirement that my consent be obtained with respect to any conveyance of my spouse’s Shares in accordance with the Amended and Restated Shareholders’ Agreement.

Dated this 30 day of June, 2004.

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

OF

MOZAIC GROUP LTD.

SPOUSAL CONSENT

The undersigned, being the spouse of Kenneth W. Reece, hereby states and acknowledges as follows:

CONSENT

I have read the Amended and Restated Shareholders’ Agreement and understand its terms. I irrevocably consent to my spouse’s entering into the Amended and Restated Shareholders’ Agreement and I irrevocably consent to its terms, provisions and operation. I waive any marital interest I may have or any requirement that my consent be obtained with respect to any conveyance of my spouse’s Shares in accordance with the Amended and Restated Shareholders’ Agreement.

Dated this 23 day of June, 2004.

SIGNATURE PAGE TO

MOZAIC GROUP LTD. SHAREHOLDERS’ AGREEMENT

(continued, page 2 of 3)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

Confidential	Page 28

SIGNATURE PAGE TO

MOZAIC GROUP LTD. SHAREHOLDERS’ AGREEMENT

(continued, page 3 of 3)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

Confidential	Page 29

SCHEDULE 1

Persons signing Shareholders’ Agreement

in Addition to Southern Graphic Systems, Inc.

Patrick J. Bradley

Raymond E. Earlewine

DCS Family Investments, LLC

DCS Ventures, LLC

DCS Real Estate, L.L.C.

William J. Irvine III

Kenneth W. Reece

Jeffrey M. Stein

Tom N. Tham

Confidential	Page 30

SCHEDULE 2

Issued and Outstanding Capital Stock

(see attached spreadsheet)

Confidential	Page 31

Shareholder	Number of Shares
	Class A	Class B	Total Shares
DCS Real Estate, L.L.C.	0	8,000	8,000
DCS Ventures, LLC	1	25,499	25,500
DCS Family Investments, LLC	8,223	63,001	71,224
Southern Graphic Systems, Inc.	8,565	118,400	126,965
Raymond E. Earlewine	1	2,999	3,000
Jeffrey M. Stein	1	2,789	2,790
Tom N. Tham	1	2,769	2,770
Partick J. Bradley	1	2,943	2,944
William J. Irvine, III	1	2,947	2,948
Kenneth W. Reece	1	2,823	2,824
TOTAL:	16,795	232,170	248,965

SCHEDULE 3

Year 1 Plans and Budgets

And

Year 2 Plans and Budgets

(see spreadsheets attached to the Stock Purchase Agreement)

Confidential	Page 32

SCHEDULE 4

Management Employees

Patrick J. Bradley

Raymond E. Earlewine

William R. Freeman III

Mary Ann Gibson

William J. Irvine III

Kenneth W. Reece

Jeffrey M. Stein

Tom N. Tham

Confidential	Page 33

SCHEDULE 5

Pre-Existing Customer Relationships of Shareholders

List of Attached Schedules:
Schedule 5 (A) Patrick J. Bradley	)
Schedule 5 (B) Raymond E. Earlewine	)
Schedule 5 (C) William J. Irvine III	)	SEE ATTACHED LISTS
Schedule 5 (D) Kenneth W. Reece	)
Schedule 5 (E) Jeffrey M. Stein	)
Schedule 5 (F) Tom N. Tham	)

Confidential	Page 34

Schedule 5(A)

Pre-Existing Customer Relationships of Patrick J.Bradley

Anheuser-Busch, Inc.

One Busch Place

St. Louis, MO 63118 (USA)

(All Divisions Except Packaging)

Brand Management

Busch Entertainment

Busch Satellite Network

Sales Promotion

Retail Creative Services

Promotional Products Group

Merchandising

Advertising Services

Graphic Communications

Communications Dept.

Consumer Awareness & Education

Corporate Purchasing

National Retail Sales

Geographic Marketing

Ethnic Marketing

Sports Marketing

Metal Container Division

Albert Screenprint

3704 Summit Road

Norton, OH 44203 (USA)

Advanced Minor & Design

4424 East 49th Street

Vernon, CA 90058 (USA)

Associated Lithographers

2614 Choteau

St. Louis, MO 63103 (USA)

Ad-Sell Printing

5001 Southwest Ave.

St. Louis, MO 63110 (USA)

A & D Label

4649 Waldo Industrial Drive

High Ridge, MO 63049 (USA)

Ad Art

1501 Main

Buffalo, NY 14209 (USA)

Access Imaging

1800 Olive

St. Louis, MO 63103 (USA)

Algiers

91-31 Queens Blvd.

Sutie 610

Elmhurst, NY 11373 (USA)

Alvimar

51-02 21st Street

Long Island City, NY 11101 (USA)

ADC

1010 Jackson Road

Covington, KY 41011 (U SA)

Berlin Industries

175 Mercedes Drive

Carol Stream, IL 60188 (USA)

Baird, C.D.

5325 West Rogers Avenue

West Allis, WI 53219 (USA)

Baily, Spiker, Inc.

805 E. Germantown Pike

Norristown, PA 19401 (USA)

Bass Pro Shops, Inc.

Sportsman’s Park Center

2500 E. Kearney

Springfield, MO 65898 (USA)

Betallic Balloon

2326 Grissom Drive

St. Louis, MO 63104 (USA)

Binder Graphics

1568 Fencorp Drive

Fenton, MO 63026 (USA)

Bob Bertram Studio

837 Pebblefield Terrace

Manchester, MO 63012 (USA)

BSK

1000 Geyer

St. Louis, MO 63104 (USA)

Beeco Mfg. Co.

929 West Exchange Ave.

Chicago, IL 60609 (USA)

Brand Enterprises

18118 Chesterfield North Airport

Suite M

Chesterfield, MO 63005 (USA)

Bradshaw Advertising

2920 East Pythian

Springfield, MO 65802 (USA)

Brothers & Co.

Western Financial Center

4860 South Lewis

Tulsa, OK 74105 (USA)

Carey Color

6835 Ridge Road

Sharon Center

Cleveland, OH 44274 (USA)

Celestial Seasonings, Inc.

4600 Sleepytime Drive

Boulder, CO 80301 (USA)

Coca-Cola (LARGE FORMAT PRINTING)

Atlanta Office (USA)

Continental/Franzen

952 E. 72nd Street

Cleveland, OH 44103 (USA)

Color Process

4000 Fee Fee Road

St. Louis, MO 63044 (USA)

Creative Color Display

2130 Commerce Drive

New Castle, PA 16101 (USA)

Creative Network

516 Union Avenue

Knoxville, TN 37902 (USA)

Color Art

10300 Watson Road

St. Louis, MO 63127 (USA)

Chesapeake Display

4455 Olympic Blvd.

Erlanger, KY 41018-3133 (USA)

Cube Design

200 S. Hanley – Suite 1070

St. Louis, MO 63105 (USA)

Cannonball

609 E. Lockwood

St. Louis, MO 63119 (USA)

Cerutti Graphic Design

5837 Prince George Court

St. Louis, MO 63139 (USA)

Colebrook Printing

14809 Grantley Drive

Chesterfield, MO 63017 (USA)

Craftsmen Industries

3051 Elm Point Industriel

St. Charles, MO 63301 (USA)

DNA

515 Olive Street – Suite 1800

St. Louis, MO 63101 (USA)

(also offices in Beverly Hills, CA & NY)

Del Rivero Messianu DDB

770 South Dixie Highway – Suite 109

Coral Gables, FL 33146 (USA)

Die Cutting Diversified

2233 Delmar

St. Louis, MO 63103 (USA)

Deco-Sign Products, Inc.

107 Industry Lane

Forest Hill, MD 21050 (USA)

Digital Techniques, Inc.

7001 Peachtree Industrial – Suite 202

Norcross, GA 30097 (USA)

DDB Needham – Chicago

200 E. Randolph – 42nd Floor

Chicago, IL 60601

Displays by Martin Paul

9307 Interstate 35

Denton, TX 76207 (USA)

Extreme Graphics (XG-Ad & Jefferson Studios)

2119 Olive

St. Louis, MO 63103 (USA)

Everbrite, Inc.

4949 South 10th Street

Greenfield, WI 53220 (USA)

Forest Manufacturing

1665 Enterprise Parkway

Twinsburg, OH 44087 (USA)

Paul Flum

11100 Lin Page Place

St. Louis, MO 63132 (USA)

Frank, G.B./Chicago Decal Co.

101 Tower Drive

Burr Ridge, IL 60527 (USA)

Garcia LKS

719 South Flores

San Antonio, TX 78204 (USA)

Garlich Printing

525 Rudder Road

Fenton, MO 63026 (USA)

Gammon, Ragonesi Assoc.

152 Madison Avenue

New York, NY 10016 (USA)

GFX

333 Banon Blvd.

Grayslake, IL 60030 (USA)

Graif Design

Merchants Field – Suite P

165 East Highway CC

Nixa, MO 654714 (USA)

Grimm Industries

7070 West Ridge Road

Fairview, PA 16415 (USA)

Gray Communications

22 Morgan

St. Louis, MO 63102

Graphic Finishers

1000 Biltmore Drive

St. Lous, MO 63026 (USA)

Head West

1829 West El Scgundo Blvd.

Compton, CA 90222 (USA)

Herzanek Design

6395 Gunpark Drive

Penthouse Suite G

Boulder, CO 80301

Inflatable Marketplace

1810 Gillespie Way

Suite 202

El Cajon, CA 92020 (USA)

Iowa Rotocast (IRP, Inc.)

1712 Moellers Drive

Decorah, IA 52101 (USA)

Jerome Graphics

2465 Centerline Industrial Drive

St. Lous, MO 63043 (USA)

Kohler Printing

9800 Page

St. Louis, MO 63132 (USA)

Joyce Meyer Ministries

700 Grace Parkway

St. Louis, MO 63026 (USA)

Kubin-Nicholson

5880 N. 60th Street

Milwaukee, WI 53218 (USA)

Kupper Parker

8301 Maryland Avenue

St. Louis, MO 63105 (USA)

LaSalle Group

1310 Papin Street

St. Louis, MO 63103 (USA)

Language Solutions

699 Woodbine

St. Louis, MO 63122 (USA)

Momentum (All St. Louis Divisions)

6677 Delmar

St. Louis, MO 63130 (USA)

Mabie Vac Form Plastics

3640 Weber

St. Louis, MO 63125 (USA)

Metro Media Technologies

4010 S. Morgan Street

Chicago, IL 60609 (USA)

(also office in CA)

Midland Lithography

1841 Vemon Street

North Kansas City, MO 64116 (USA)

Missouri Mounting

1040 Industrial Park Drive

Montgomery City, MO 63361 (USA)

Mercury Mambo

3404 Aldwyche Drive

Austin, TX 78704 (USA)

David Meyer

1621 Del None

Richmond Heights, MO 63117 (USA)

National Systems

56 Worthington

St. Louis, MO 63043 (USA)

Neustaeder Jewelry

St. Louis, MO

Nies Artcraft

5900 Berthold

St. Louis, MO 63110 (USA)

Noble & Assoc.

Springfield, MO

Phoenix

611 N. 10th Street

St. Louis, MO 63101 (USA)

Palmer Promotional Products

23001 West Industrial Drive

St. Clair Shores, MI 48080 (USA)

Performance Printing

2929 Stemmons Freeway

Dallas, TX 75247 (USA)

Primex

230 5th Avenue – 12th Floor

New York, NY 10001 (USA)

Pratt Corporation

3001 East 30th Street

Indianapolis, IN 46218 (USA)

Printflex Graphics

2201 January

St. Louis, MO 63110 (USA)

Quest Graphics

2423 Northline Industrial

Maryland Heights, MO 63043 (USA)

Rand Graphics

2820 S. Hoover

Wichita, KS 67215 (USA)

Rapid Mounting

4300 W. 47th Street

Chicago, 1L 60632 (USA)

Reyhan PGF

9300 Blue Gentian Road – Suite 1000

Eagan, MN 55125 (USA)

Rio Creative

2130A Marconi

St. Louis, MO 63110 (USA)

Rodale Press

Allentown, PA

RTC

2800 Golf Road

Rolling Meadows, IL 60008 (USA)

Schupp Adv. & Mktg.

10 South Broadway

St. Louis, MO 63102 (USA)

Shaw Company

5257 Shaw – Suite 201

St. Louis, MO 63110

Serigraph

760 Indiana Avenue

West Bend, WI 53095 (USA)

Smith & Associates

110 Industrial Drive – Suite B

Granite City, IL 62040 (USA)

Stolze Printing

430 Industrial Drive

St. Louis, MO 63043 (USA)

The Spark Agency

1881 Pine

St. Louis, MO 63103 (USA)

Tracker Marine

2500 E. Kearney

Springfield, MO 65802 (USA)

Type House

7412 Manchester

St. Louis, MO 63143 (USA)

U.S. Tape & Label

2092 Westport Center Drive

St. Louis, MO 63146 (USA)

Unique Ideas

7700 Clayton Road

Clayton Plaza East – Suite 104

St. Louis, MO 63117 (USA)

Valcour Printing (Div. of Nies)

400 Valley School Drive

St. Louis, MO 63088 (USA)

Waylon Ad

100 S. 4th – 6th Floor

St. Louis, MO 63102 (USA)

Wilkes Direct

3401 Chouteau

St. Louis, MO 63103 (USA)

Young America

701 Lynch

St. Louis, MO 63118 (USA)

(also MN office)

Zipatoni

555 Washington

St. Louis, MO 63101 (USA)

1919

1608 Menard

St. Louis, MO 63104 (USA)

Schedule 5(B)

Pre-Existing Customer Relationships of Raymond E. Earlewine

None

Schedule 5(C)

Pre-Existing Customer Relationships of William J. Irvine III

1. Levi Strauss & Co., SF, CA

Jonnie DeMartino

2. Foote Cone & Belding Agency, SF, CA

Jan Linden

Debbie Hiers

MB Brayle

Eric Riodal

Michael Prieve

3. Cyclops Agency, NY, NY

Mary Jo Kollman

Tom Vasquez

Mike Jerkavic

4. Banana Republic, SF, CA

Pam Durand

Schedule 5(D)

Pre-Existing Customer Relationships of Kenneth W. Reece

Federated Department Stores

Lands End

Tyson Foods

Advanced Foods

May Department Stores

Fleischnians

Eastman Kodak

Vertis

Wal-Mart

Bass Pro Shops

Metropolitan Museum of Art

RR Donnelly

Graphic Communications

Mettel

Dillards Department Stores

Vanity Fair

Gilardi Foods

Vons

Brown Creative

Black Dot

Quad Graphics

Gap

Pyramid Packaging

Calphalon

Rubber Maid

Gear For Sports

Longaberger

Kreber

Phototype

Zacky Farms

Schedule 5(E)

Pre-Existing Customer Relationships of Jeffrey M. Stein

Alberici Construction

American Express

Anheuser Busch

Argosy Casinos

BJC

Cantisano Foods

Caterpillar

Case/IH

Champion Sporting Goods

Contemporary Productions

Dana Buchman

David Sherman Corporation

Domino Sugar

Drilling Service Company

Express Scripts

Francesco Rinaldi

Gear for Sports

IBM

ICON

lnsituform

IVES Construction

Joe Grooming

John Deere

Joyce Meyer Ministries

KPC

LMS Logistics

Liz Claibornc

Lucent Technologies

Long Elevator

Manitowoc

Maritz

Media Cross

Medicine Shoppe

Metropolitan Design & Building

Momentum

Monsanto

NCD Tech

Orvis

Osbourne and Barr

Pharmacia/Pfizer

Rodgers Townsend

RGA

Shaw Marconi

Skuzio

Thunderbolt Marketing

TRG Accessories

Zipatoni

Schedule 5(F)

Pre-Existing Customer Relationships of Tom Tham

Alberici Construction

American Express

Anheuser Busch

Argosy Casinos

BJC

Cantisano Foods

Caterpillar

Case/IH

Champion Sporting Goods

Contemporary Productions

Dana Buchman

David Sherman Corporation

Domino Sugar

Drilling Service Company

Express Scripts

Francesco Rinaldi

Gear for Sports

IBM

ICON

Insituform

IVES Construction

Joe Grooming

John Deere

Joyce Meyer Ministries

KPC

LMS Logistics

Liz Claiborne

Lucent Technologies

Long Elevator

Manitowoc

Maritz

Media Cross

Medicine Shoppe

Metropolitan Design & Building

Momentum

Monsanto

NCD Tech

Orvis

Osbourne and Barr

Pharmacia/Pfizer

Rodgers Townsend

RGA

Shaw Marconi

Skuzio

Thunderbolt Marketing

TRG Accessories

Zipatoni